Exhibit 10.42

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, dated October 1, 2012 (the "Amendment"), to the Employment Agreement, dated January 2, 2012 (the "Employment Agreement"), is entered into between Steve H. Kanzer, CPA, ill ("Employee") and Synthetic Biologics, Inc. (the "Corporation").

WITNESSETH:

WHEREAS, Employee was retained under the Employment Agreement by the Corporation to serve as its Interim Director, Biologics Division and WHEREAS, the Corporation desires to appoint Employee as its License Associate and as a result amend the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Section 1(a) and (b) of the Agreement are hereby deleted and replaced with the following:

"(a) The Corporation hereby engages and employs Employee as a License Associate, and Employee hereby accepts such engagement and employment, for the term of this Agreement, subject to its earlier termination as provided in Section 8 of this Agreement. It is expected that Employee's duties as its License Associate will include reporting directly to the Chief Executive Officer of the Corporation for the identification and licensing of technologies and products within the scope of the Corporation's business of infectious disease, monoclonal antibodies, DNA-based therapeutics, estrogens, zinc based products and development of products for the treatment of Multiple Sclerosis, Alzheimer's disease, Amyotrophic Lateral Sclerosis, Pulmonary Arterial Hypertension and performing such other duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies.

(b) Employee shall devote 2.5 days per week or 17.5 hours to the affairs of the Corporation."

2. The first sentence of Section 2 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

"The term ("Term") of Employee's employment shall be two (2) years from October 1, 2012 unless terminated earlier under Section 8 of this Agreement."

3. Section 3(a)(i) of the Employment Agreement is hereby deleted and replaced with the following:

"Employee shall receive an annual base salary of One Hundred Fifty Thousand Dollars ($150,000) for the Term (the "Base Salary"), payable semi-monthly."

4. Section 3(c) of the Employment Agreement is deleted in its entirety.

5. Clause (e) and the last sentence of Section 8 of the Employment Agreement are deleted in their entirety and replaced with the following:

"(e) "Good Reason", meaning a material breach by the Corporation of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Employee; or

In the event that Employee intends to terminate his employment for Good Reason, Employee shall give the Corporation written notice of his intention to terminate his employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

(f) Without Good Reason, meaning written notice by Employee to the Corporation of a termination without Good Reason.

If Employee's employment hereunder is terminated for any reason, Employee or his estate as the case may be, will only be entitled to receive the accrued base salary, vacation pay, expense reimbursement and any other entitlements accrued by Employee under Section 3, to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the "Accrued Obligations"); provided, however, that if Employee's employment is terminated by the Corporation Without Just Cause or by the Employee for Good Reason then in addition to paying Accrued Obligations, the Corporation shall pay the Employee as a severance benefit, an amount equal to three months' base salary. This amount shall be paid to the Employee in accordance with the Corporation's standard salary payments to its employees."

6. All other terms of the Employment Agreement shall remain in full force and effect. The Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

7. If any of the provisions of this Amendment are held to be invalid or unenforceable, the remaining provisions to the subject matter thereof.

8. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of Maryland without regard to its choice or conflict of law principles and the parties agree to Maryland as the exclusive venue for any disputes arising hereunder.

SYNTHETIC BIOLOGICS, INC.

By:	/s/ Jeffrey Riley	/s/ Steve H. Kanzer
Name:	Jeffrey Riley	Steve H. Kanzer
Title:	Chief Executive Officer